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                                                                    Exhibit 99.1

          The North Face, Inc. Extends Estimated Filing Date for its
                          Annual Report on Form 10-K


     CARBONDALE, COLORADO (April 16) - The North Face, Inc. (Nasdaq: TNFI) announced today that it has not filed with the Securities and Exchange Commission its annual report on Form 10-K for the year ended December 31, 1998 because the annual audit by the Company's external auditors, Deloitte & Touche, LLP, is not complete. The Company and its auditors have made significant progress and are working diligently to complete the audit in an expeditious manner. The Company anticipates that it will file its 10-K on or before April 30, 1999.

     The Company previously announced that it expected to restate its financial statements for the fiscal years ended December 31, 1997 and December 31, 1998 to reflect a reduction in revenue and net income. Until the audit is completed, the Company cannot finally determine the amount of any restatement, although it is likely that revenue and net income will be reduced to a greater extent than previously announced.

     The Company also announced today that trading in its shares has been halted.

Quote for reference ticker symbols: TNFI

     The North Face, Inc. designs and distributes technically sophisticated outerwear, snowsports apparel, functional sportswear, tents, sleeping bags, backpacks, daypacks, accessories and rugged footwear under The North Face(R) name. Through its subsidiary, La Sportiva USA, and its affiliate, La Sportiva S.r.L, the Company designs, manufactures and distributes rock climbing shoes, mountaineering boots and other rugged footwear under the La Sportiva name. The Company sells its products primarily to select specialty retailers throughout the United States, Europe and Canada.

     Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements'' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Specifically, the statements relating to the completion of the annual audit, the filing date of the Company's Form 10-K and any adjustment to the Company's financial statements are forward-looking statements. The Company cautions readers that actual results or events may differ from those indicated in the forward-looking statements. Factors that could cause actual results to vary materially include the discovery of facts not currently known and the need for additional time necessary to complete the audit.